EXHIBIT 99.1

LATITUDE SOLUTIONS, INC. COMPLETES $6 MILLION CAPITAL RAISE

May 5, 2011 9:00 AM ET

BOCA RATON, Fla., May 5, 2011 /PRNewswire/ -- Latitude Solutions, Inc. ("LSI" or the "Company"), (OTC: trading symbol LATI.PK or LATI.QB) announced that it has completed a $6 million equity financing. This financing provides the capital necessary to fully implement the Company's strategic plan to deploy its proprietary Electro Precipitation(TM), Integrated Water Systems(TM) technology for the Oil and Gas, Maritime and Mining industries. The Company raised such funds through the issuance of 12 million shares of its restricted common stock and warrants exercisable into 12 million shares of the Company's restricted common stock.

LSI's Chairman & CEO, Harvey Kaye stated, "Our proprietary contaminated water remediation technologies allow the Oil and Gas, Maritime and Mining industries to comply with tightening Environmental Protection Agency regulations and a more robust enforcement of the Clean Water Act. This financing provides the resources necessary to accelerate the deployment, operation, service and treatment of the vast quantities of water needed by the Extractive and Maritime industries. Hydraulic Fracturing Water, Acid Mine Drainage Water and Bilge and Ballast Water are being used in ever increasing volumes and our technology's ability to remediate these waters is vital to these critical industries and our environment."

ABOUT LATITUDE SOLUTIONS, INC.

Latitude Solutions, Inc. is a holding company whose proprietary technologies and operations reside in four subsidiaries. Latitude Clean Technology Group, Inc. provides products, processes and solutions for contaminated water applications. Trinity Solutions, Inc's principal area of focus is the marketing and implementation of LSI's propriety Electro Precipitation(TM), Integrated Water Systems(TM) technologies for the maritime industry, including the treatment of bilge and ballast water issues. Latitude Energy Services, LLC provides marketing, operation and service of the Company's clean water technologies to the oil and gas industry. GPS Latitude is the Company's technology/software/hardware group, which provides unique wireless telemetry/live video streaming security products to mobile assets and people. LSI has offices in Boca Raton, Florida; Denver, Colorado; Brightwaters, New York, Montreal, Quebec, Canada; Alberta, Canada and Riyadh, Saudi Arabia. The Company's products and solutions can be viewed on www.lsiworldwide.com.

THIS PRESS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. INVESTORS ARE CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING WITHOUT LIMITATION, ACCEPTANCE OF THE COMPANY'S PRODUCTS, INCREASED LEVELS OF COMPETITION FOR THE COMPANY, NEW PRODUCTS AND TECHNOLOGICAL CHANGES, THE COMPANY'S DEPENDENCE ON THIRD-PARTY SUPPLIERS, AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.